Exhibit 99.1

ReWalk Robotics Reports Fourth Quarter and Year End 2021 Financial Results

MARLBOROUGH, Mass. BERLIN, Germany and YOKNEAM ILIT, Israel, February 24, 2022 - ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or the “Company”) today announced its financial results for the three and twelve-months ended December 31, 2021.

Highlights of and subsequent to the fourth quarter and FY 2021 include:

•	Annual revenue of $6.0 million in 2021 represents 36% year over year growth;

•	Fourth quarter 2021 revenues were $1.2 million, up by 2% compared to previous year quarter;

•	Strong cash position with $88.3 million as of December 31, 2021;

•	New DMEPOS rules issued in December 2021 will advance consideration of the ReWalk benefit category and pricing, and

•	German court case on ReWalk Personal 6.0 direct compensation decision expected later this year

“2021 was a foundational year for the company as we made meaningful progress with our efforts to expand access through broad coverage in the United States and Germany. These payment activities combined with new technical developments and the easing of the pandemic restrictions are pivotal elements for our company and this industry in achieving sustainable growth after many years of investment” stated Larry Jasinski, Chief Executive Officer of ReWalk.

Fourth Quarter and Full Year 2021 Financial Results

Total revenue was $1.2 million for the fourth quarter of 2021, compared to $1.2 million during the prior year quarter. Annual revenue was $6.0 million in 2021 compared to $4.4 million in 2020. The increase in FY 2021 revenues was driven primarily by higher number of rehabilitation units sold in the Unites States including a multiple unit order to a medical academic center as well as an increase in personal unit revenues in Germany as we have seen reduced COVID-19 restrictions during most of the year.

Gross margin was 26% during the fourth quarter of 2021, compared to 33% in the fourth quarter of 2020 and our full year 2021 gross margin was 49% compared to 50% in 2020. Our gross margin for FY 2021 declined because of a higher inventory write-off of ReStore parts due to lower than expected sales during the pandemic and increased service expenses, partially offset by a higher number of Personal 6.0 units sold and an increase in our average selling price due to a change in sales mix.

Total operating expenses in the fourth quarter of 2021 were $4.2 million, compared to $3.2 million in the prior year period. The increase in the fourth quarter was due to our Paycheck Protection Program forgiveness booked last quarter, increased SG&A professional as well as employee and employee related expenses. Total operating expenses for the full year 2021 were $15.6 million, compared to $14.2 million in 2020. The increase is due to higher SG&A employee and employee related expenses as well as increased professional services offset with reduced R&D employee and employee related expenses.

Net loss was $3.9 million for the fourth quarter of 2021, compared to a net loss of $2.9 million in the fourth quarter of 2020. Net loss was $12.7 million in 2021, compared to a net loss of $13.0 million in 2020.

Non-GAAP net loss for the fourth quarter of 2021 was $3.6 million, compared to a non-GAAP net loss of $2.7 million in the fourth quarter of 2020. Non-GAAP net loss was $11.6 million in 2021, compared to a Non-GAAP net loss of $11.9 million in 2020. A reconciliation of net loss to non-GAAP net loss is included at the end of this press release.

Liquidity

As of December 31, 2021, ReWalk had $88.3 million in cash on its balance sheet.

Conference Call

ReWalk management will host its fourth quarter 2021 conference call as follows:

Date		Thursday, February 24, 2022
Time		8:30 AM EST
Telephone	U.S:	(888) 771-4371
	International:	(847) 585-4405
	Israel:	18 09 212 582
	Germany:	08 00 101 4676
Access code		50284605
Webcast (live, listen-only and archive)		www.rewalk.com under the “Investors” section.

The archived webcast will be available via the following URL https://edge.media-server.com/mmc/p/ta4v2yfr  or through the 'Investors' section' on www.rewalk.com.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with lower limb disabilities as a result of spinal cord injury or stroke.  ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany. For more information on the ReWalk systems, please visit www.rewalk.com.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel and the Unites States.

ReStore® is a registered trademark of ReWalk Robotics Ltd. in the United States, Europe and the United Kingdom.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk's control. Important factors that could cause ReWalk's actual results to differ materially from those indicated in the forward-looking statements include, among others: uncertainties associated with future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process; the adverse effect that the COVID-19 pandemic has had and may continue to have on the Company’s business and results of operations; ReWalk's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; ReWalk's ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk's ability to achieve reimbursement from third-party payors, including CMS, for its products; ReWalk's limited operating history and its ability to leverage its sales, marketing and training infrastructure; ReWalk's expectations as to its clinical research program and clinical results; ReWalk's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; ReWalk's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; ReWalk's ability to improve its products and develop new products; ReWalk's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk's ability to market and sell its products; ReWalk's ability to gain and maintain regulatory approvals; ReWalk's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; ReWalk's ability to use effectively the proceeds of its offerings of securities; and other factors discussed under the heading "Risk Factors" in ReWalk's annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), ReWalk believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and twelve months ended December 31, 2021 and 2020, non-GAAP net loss is calculated as GAAP net loss excluding (i) non-cash share-based compensation expense, (ii) depreciation and (iii) non-cash financial expenses.

Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, ReWalk believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense, depreciation and non-cash financial (income) expenses allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP, and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in ReWalk’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees.

The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. ReWalk urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Investor Contact:
Ori Gon
Chief Financial Officer
ReWalk Robotics Ltd.
T: +972-4-9590123
E: investorrelations@rewalk.com

ReWalk Robotics Ltd. And subsidaries
Consolidated Statements of Operations
U.S. dollars in thousands (except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
			(Audited)

Revenue	$1,242	$1,218	$5,966	$4,393
Cost of revenues	913	816	3,063	2,204

Gross profit	329	402	2,903	2,189

Operating expenses:
Research and development	696	764	2,939	3,459
Sales and marketing	1,888	1,213	6,993	5,754
General and administrative	1,576	1,206	5,626	4,980
Total operating expenses	4,160	3,183	15,558	14,193

Operating loss	(3,831)	(2,781)	(12,655)	(12,004)
Financial expenses (income), net	(27)	198	(13)	921
Loss before income taxes	(3,804)	(2,979)	(12,642)	(12,925)
Taxes on income (tax benefit)	54	(34)	94	51
Net loss	$(3,858)	$(2,945)	$(12,736)	$(12,976)
Net loss per ordinary share, basic and diluted	$(0.06)	$(0.14)	$(0.27)	$(0.82)
Weighted average number of shares used in computing net loss per ordinary share basic and diluted	62,463,243	20,625,520	47,935,652	15,764,980

Reconciliation of GAAP to Non-GAAP net loss
Net loss	$(3,858)	$(2,945)	$(12,736)	$(12,976)
Non-cash share based compensation expense	234	205	833	749
Depreciation	56	70	266	285
Non-cash financial expenses	-	(59)	-	-
Non-GAAP net loss	$(3,568)	$(2,729)	$(11,637)	$(11,942)

ReWalk Robotics Ltd. And subsidaries
Consolidated Balance Sheets
U.S. dollars in thousands (except share and per share data)
(Audited)

	December 31,	December 31,
	2021	2020
Assets

Current assets
Cash and cash equivalents	$88,337	$20,350
Trade receivable, net	585	684
Prepaid expenses and other current assets	610	672
Inventories	2,989	3,542
Total current assets	92,521	25,248

Restricted cash and other long term assets	1,064	1,033
Operating lease right-of-use assets	881	1,349
Property and equipment, net	284	437
Total assets	2,229	2,819
Total assets	$94,750	$28,067

Liabilities and equity

Current liabilities
Current maturities of operating leases	$641	$660
Trade payables	1,384	2,268
Other current liabilities	2,013	1,740
Total current liabilities	4,038	4,668

Non-current operating leases liability	418	923
Other long-term liabilities	911	702
Total long-term liabilities	1,329	1,625
Shareholders’ equity	89,383	21,774
Total liabilities and equity	$94,750	$28,067

ReWalk Robotics Ltd. And subsidaries
Consolidated Statements of Cash Flows
U.S. dollars in thousands
(Audited)

	Twelve Months Ended
	December 31,
	2021	2020

Net cash used isn operating activities	$(11,469)	$(12,589)

Net cash used in investing activities	(47)	(73)

Net cash provided by financing activities	79,512	16,724

Increase in cash, cash equivalents, and restricted cash	67,996	4,062

Cash, cash equivalents, and restricted cash at beginning of period	21,054	16,992

Cash, cash equivalents, and restricted cash at end of period	$89,050	$21,054

ReWalk Robotics Ltd. And subsidaries
Revenue by Region and Product
U.S. dollars in thousands

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Audited)		(Audited)
Revenue:
United States	$568	$574	$2,519	$1,746
Europe	670	641	3,381	2,631
Asia Pacific	2	2	60	8
Latin America	-	-	-	6
Africa	2	1	6	2
Total Revenue	$1,242	$1,218	$5,966	$4,393

Revenue:
Personal units revenue	$1,002	$1,141	$4,820	$4,220
Rehabilitation units revenue	240	77	1,146	173
Total Revenue	$1,242	$1,218	$5,966	$4,393